MASTER MANUFACTURER AGREEMENT

THIS MASTER MANUFACTURER AGREEMENT (hereinafter referred to as the "Agreement") is made this 4th day of December, 2017 (the "Effective Date") and entered into by and between Rocky Mountain High Brands, Inc., a Nevada corporation, located at 9101 LBJ Freeway, Suite 200, Dallas, TX 75243 (the "Company"), and CBD ALIMENTOS SA DE CV, located at CERRADA FERROCARRIL DE CUERNAVACA, 779 TORRE VAN GOGH, INTERIOR 1505, AMPLIACION GRANADA, CIUDAD DE MEXICO (the "Distributor"), each being known as a Party, and collectively known as the Parties.

NOW THEREFORE, for and in consideration of the mutual agreements, covenants and obligations contained herein, and the performance thereof, the parties, intending to be legally bound, agree as follows:

1.	Price. Company agrees to sell, and Distributor agrees to purchase those certain products ("the Goods") at the prices and pursuant to the payment terms and conditions set forth more fully on Schedule A (the "Product and Price Terms") and Schedule B ("Company's Obligations to Distributor) and Schedule C ("Distributor's Obligations to Company") attached hereto. The Initial Order as defined in Schedule A attached hereto shall be considered accepted by the Company upon the issuance of the respective purchase order from the Distributor to the Company and the receipt of Distributor's down payment to Company.
2.	Confidentiality and Non-Circumvent. During the Primary Term and any Renewal Term and for the three (3) year period following the termination hereof for any reason, the parties hereto shall keep the terms and conditions of this Agreement, the transactions contemplated hereby, including but not limited to the price that Distributor has paid for the Goods, strictly confidential, and neither the Company nor Distributor will make, or cause or permit to be made, any disclosure of any such confidential information to any person (it being understood, however, that in any event such confidential information may be disclosed on a confidential basis to the parties' respective employees, professional advisers, tax professionals, legal counsel or pursuant to the order of a court or other government agency of competent jurisdiction, who have a need to know such information). During the same Primary Term and for the three(3) year period following the termination hereof for any reason, Distributor agrees that it will not employ, utilize or otherwise deal with any of the supply sources, canning sources, or generally any of the businesses which Company used in the fulfillment of this Agreement

3.	Term. The initial term of this Agreement shall be of three (3) years from the

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date listed above, and the Agreement shall automatically renew for successive one (1) year terms unless the non-renewing party provides written notice of intent not to renew no· later than sixty (60) days prior to expiration of the applicable Term.

Either party may terminate this Agreement for Cause (as such term is defined herein) upon written notice to the other party. "Cause" shall mean a material breach of one or more of the provisions of this Agreement, a material violation of state or local law or conduct that gives rise to a reasonable fear of legal liability, any representation or warranty contained herein or made by or furnished that shall be false or misleading, either Party files for relief under any state or federal law or procedure relating to debtor relief or bankruptcy or makes any other affirmative act of insolvency, or any involuntary bankruptcy, receivership, or other similar action is filed against either Party and not dismissed within sixty (60) days.

If the Cause for termination is a material breach of this Agreement, the non breaching party shall provide written notice of the breach, and the party in breach shall have thirty (30) days after delivery of notice to cure the breach or ten (10) days to provide a written explanation for why they deny that they breached the Agreement If the Cause for termination is a violation of state or local law or conduct that gives rise to a reasonable fear of legal liability, the termination shall be effective immediately upon written notice, or subject to a reasonable cure period at the non-breaching party's option. If the parties disagree as to whether a material breach has occurred they shall engage in the dispute resolution procedure set forth below in Section 15 of this agreement If the Distributor breaches the Agreement, the Company is entitled to keep 100% portion of the Company margin owed under this agreement Company will pay all vendors any monies owed at the time of the breach prior to submitting remaining balance of the account to the Distributor.

4.	Exclusivity. Provided that Distributor obtains all necessary licenses, approvals and/or permits from authorities of competent jurisdiction in Mexico, such as COFEPRIS, to distribute the Goods in Mexico and distribution meets or exceeds their volume objective stated in Section 4.(c), during the term of this Agreement Distributor shall have the exclusive right to distribute the Goods described in Section 4.(a) below within Mexico, and Company shall not sell, market or distribute the Goods within Mexico directly or through any affiliate or person controlled by the Distributor, nor shall Company grant the right to do so to any third party

a.	Energy and/or Soft Drinks with Hemp Seed Oil and/or Hemp Seed Extract,

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b.	In turn, Distributor will utilize the Company as its exclusive supplier of the Goods described in Section 4.(a) for the entire term of this agreement

c.	For the exclusivity grant to remain effective, Distributor must maintain volume requirements each year. The 2018 volume requirement is the 16,000,000 units covered by the initial order as defined in Schedule A attached hereto. On or before December 15, 2018, the Parties will work in good faith to mutually agree to a 2019 volume requirement to maintain exclusivity for 2019. If no agreement is reached, the volume requirement will be in Initial Order. This process will repeat itself on or before December 15 th of each year for the life of the Agreement

5.	Testing. Company will provide Distributor with laboratory samples to finalize formulas for the goods prior to Distributor placing its Purchase Order and providing the Company with an initial 50% Deposit, based on the estimated costs of Goods for the initial order described in Schedule A Distributor will agree to approve the laboratory samples within five (5) business days of receipt of said samples. The Company will secure taste, smell and visual approval from the Distributor prior to placing any orders for raw materials. Company will instruct the laboratory supplier to make adjustments to the formulas and repeat the process with additional samples if requested by the Distributor.

6.	Manufacturing Sign-Off. During the actual manufacturing process of the Goods at the copacking facility, both the Distributor and the Company will have a representative on-site to sign-off on each batch of each flavor of the Goods produced according to Schedule A, 2 (b). Each batch of each flavor will be taste tested by both representatives to approve the products being manufactured prior to commencement of the actual manufacturing of each batch of the Goods. The taste, smell and visual approval should be done prior to production of each batch. Failure by the Distributor to have a representative present to sign off/approve each batch of product will forfeit the Distributor's right to any type of recourse if the finished Goods do not meet Distributor's specifications or expectations regarding formulation or taste profile or other pertinent attributes.

7.	Manufacturing Loss. Distributor acknowledges that in the normal course of beverage manufacturing the number of finished shipping units of packaged beverages will be less than the sum of the ingredients and the packing materials supplied to the copacker, which is defined as Manufacturing Loss. The Manufacturing Loss can range from 2% to 5% of the total production run. Company shall have no liability to Distributor for Manufacturing Loss in the normal course of the manufacturing process. Company will make good faith efforts to obtain credit or monetary refund from parties responsible for Manufacturing Loss and Company will pass said credit or refund on to Distributor. This will include, but may not be limited to, redress from the copacker, can and lid manufacturer, or other responsible party.

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8.	Delivery.

a.	Distributor shall take delivery of Goods shipped F.O.B. to Laredo, Texas at a location submitted by Distributor within thirty (30) days from the Effective Date.

b.	Distributor acknowledges Goods in transit face increased risks and may be damaged or destroyed by any number of causes, both from traditional causes or loss and from exposures distinctive to transit Upon receipt of Goods and, as described in 9.a., Distributor shall check the contents and ensure that the goods arrived without damage. Distributor's failure to check the Goods upon receipt may void insurance coverage or delay any recoveries due. Company and Distributor shall cooperate in accordance with deadlines contained in the freight insurance policy to timely inspect the goods for any damage incurred in transit

c.	Company shall pay all freight charges, including minimum fees, stop off charges, and assessments, and other charges, including insurance, related to transportation and storage of the Goods from the manufacturing facility to the final point of destination in Laredo, Texas unless otherwise agreed upon in writing signed by both parties.

9.	ALL SALES ARE FINAL. Provided, however, that Distributor shall have fourteen (14) days from the date of delivery to the location as designated by the Distributor in Laredo, Texas to inspect the Goods and request return of the Goods in the event of a serious defect caused by gross negligence of the Company rendering the Goods wholly unusable.

The fact that Distributor's potency and formula laboratory testing may differ from Company's shall not constitute grounds for return of the Goods, as the Distributor has the Manufacturing Sign-Off Approval as stated in Section 6 of this Agreement

10.	Disclaimer. THE GOODS ARE PROVIDED "AS IS WHERE IS" AND WILL COMPLY AT ALL TIMES WITH THE DATA SHEETS AND COMPANY MAKES NO EXPRESS OR IMPLIED WARRANTIES WHATSOEVER REGARDING THE CONDITION OF THE GOODS, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. COMPANY SHALL NOT IN ANY EVENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, DIRECT, INDIRECT, OR CONSEQUENTIAL

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DAMAGES TO ANYONE BY REASON OF A BREACH OF ANY EXPRESS OR IMPLIED WARRANTIES EXCEPT ON THE VARIATION OF THE QUALITY OF THE PRODUCTS.

LAWS REGARDING CANNABADIOL (CBD) AND OTHER INDUSTRIAL HEMP PRODUCTS VARY GREATLY FROM JURISDICTION TO JURISDICTION AND ARE SUBJECT TO CHANGE. DISTRIBUTOR BEARS SOLE RESPONSIBILITY FOR ENSURING THAT DISTRIBUTOR'S PURCHASE AND USE OF THE GOODS IS LAWFUL IN DISTRIBUTOR'S JURISDICTION AND ANY JURISDICTION TO WHICH DISTRIBUTOR OR ITS AGENT SHIPS THE GOODS OR SELLS THE GOODS, AND DISTRIBUTOR REPRESENTS AND WARRANTS THAT IT WILL RESEARCH AND COMPLY WITH CONTROLLING LAW.

11.	Excusable Delay. Company will not be responsible for any claims or damages resulting from delay in delivery or failure to perform which results from governmental regulations, strikes, lockouts, labor difficulties, civil unrest, war, accident, fire, delays in transportation due to regulatory interdiction, and acts of God.

In this event of a delay, the Distributor shall postpone subsequent down payments until the delay has been mitigated.

12.	Taxes. All prices for the Goods do not include taxes. Distributor will pay promptly all taxes of any kind, including but not limited to, sales or use taxes, imposed on or with respect to the sale or use of the Goods, or arising by reason of this transaction, and upon request will send to Company a duplicate receipt showing payment of such taxes.

13.	Waiver. All rights of Company in this agreement are cumulative and not restrictive. No waiver by Company of any of Distributor's defaults or failure to perform Distributor's obligations will operate as a waiver of future defaults or failures to perform.

14.	Indemnification. If either party or its employees, officers, owners or agents engage in intentional misconduct such party shall indemnify, defend and hold harmless the other party and its employees, officers, owners and agents from any costs, damages or liability arising from or growing out of such intentional misconduct.

15.	Law and Dispute Resolution. If a dispute arises from or relates to this Agreement or the breach thereof, and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute by mediation administered by the International Center for Dispute Resolution (ICDR). If the dispute is not settled within forty-five (45) days of any party's demand for mediation the matter shall proceed to arbitration administered

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by the International Center for Dispute Resolution (ICDR) and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Claims shall be heard by a single arbitrator, unless the claim amount exceeds $500,000.00, in which case the dispute shall be heard by a panel of three arbitrators. The place of arbitration shall be determined by the International Center for Dispute Resolution (ICDR). The arbitration shall be governed by the procedural rules of the International Center for Dispute Resolution (ICDR). Hearings will take place pursuant to the standard procedures of the Commercial Arbitration Rules that governing in person hearings. Any arbitrator shall have at least ten (10) years of experience in commercial litigation. The language of the arbitration shalJ be English. The award shall be made within six months of the filing of the notice of intention to·arbitrate (demand), and the arbitrator(s) shall agree to comply with this schedule before accepting appointment However, this time limit may be extended by the arbitrator for good cause shown, or by mutual agreement of the parties. The standard provisions of the International Center for Dispute Resolution (ICDR) Commercial Rules shall apply. Arbitrators will have the authority to allocate the costs of the arbitration process among the parties, but will only have the authority to allocate attorneys' fees pursuant to the terms of this Agreement or if a particular law permits them to do so. The award of the arbitrator shall be accompanied by a reasoned opinion. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

The parties hereby irrevocably waive any defense that this Agreement or any provision thereof is void or voidable because it pertains to products derived from industrial hemp and/or products that contain CBD and/or other cannabinoids, and any arbitrator must agree to respect this provision in order to preside over arbitration proceedings arising out of or related to this Agreement

By agreeing to binding arbitration the parties waive their right to a Jury trial and waive the right to appeal the arbitration award under most circumstances.

16.	Severability. If any term in this document is declared invalid or unenforceable, the validity of the remaining terms will not be affected by such invalidity or unenforceability

17.	Entire Agreement Unless otherwise expressly agreed in writing by Company, this document and Schedules A, B and C constitute the entire agreement between Company and Distributor and supersede all other agreements and

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understandings regarding the subject matter of this document The terms of this document will not in any way be changed by any oral statements or the provisions of any of Distributor's forms or documents unless specifically agreed to in writing by Company.

18. Intellectual Property

a.	Company shall provide Distributor with all ingredient statements and documentation. Distributor shall be responsible to ensure that all ingredients comply with the laws of Mexico which is further referenced in Schedule C lb.

b.	The parties' respective scripts, promotional materials, research, sales materials, trademarks, trade dress, logos and intellectual property of any kind shall remain the sole property of each respective party.

c.	Nothing in this Agreement will function to transfer any of either party's intellectual property rights to the other parties.
19.	Miscellaneous.
a.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument It shall not be necessary that any one counterpart hereof be executed by all of the signatories hereto, so long as each of the signatories has executed at least one counterpart hereof.

b.	Any notice which may be or is required to be given pursuant to the provisions of this Agreement shall be hand delivered, sent by a nationally recognized overnight courier, or sent by certified mail, postage pre-paid, return receipt requested, and addressed to the recipient party at the address stated in the first paragraph of this Agreement

c.	Time. The parties agree that time is of the essence under this Agreement

d.	The parties agree that they have had the opportunity to consult legal counsel of their choice prior to entering into this Agreement and that the terms of this Agreement shall not be construed against the drafting party.

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IN WITNESS, WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Distributor:

CBD ALIMENTOS SA de CV

By: /s/ Yolanda Anaya Ponce

Name: Yolanda Anaya Ponce

Title: Legal Representative

  Company:

Rocky Mountain High Brands, Inc.

By: /s/ Michael R. Welch

Name: Michael R. Welch

Title: President and CEO

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SCHEDULE A-PRODUCT AND PRICE TERMS

1.	Price.

a.	Company agrees to sell, and Distributor agrees to purchase, the quantity of Goods for the price shown on purchase orders pertaining to each shipment of Goods. Provided, however, that Distributor shall confirm in writing-which may be in the form of an e-mail from Distributor or Distributor's representative - its acceptance of any change in per unit pricing from the previous purchase order. Any change in per unit pricing should be justified and agreed upon by both parties.

b.	Company will endeavor to work in good faith that the manufacturing costs are competitive. Distributor price for the Goods will be the actual costs of the manufacturing process, ingredients, raw materials, freight including freight insurance, brokerage fees, Manufacturing Loss as set forth herein above in the agreement, Company's margin of $.05 USD per can and any approved miscellaneous costs that may be incurred by the Company in the production of the Goods. Company agrees, in the spirit of mutual trust, goodwill and cooperation, to put forth its best efforts to achieve a cost of $.45 USD per can.

Distributor acknowledges the $.45 USD per can costs is an estimated cost as of the Effective Date due to the uncertainty of the final ingredient formulation. Company's vendors, suppliers and copacker require final ingredient lists to submit final costs.

2.	Payment and Purchase Order.
a.	Payment in full for the Goods is required prior to Delivery of the Goods to Distributor at Distributor's place of business or Distributor's agent in Laredo, TX, USA., which includes the final $.01 USD margin to the Company. Shipments or deliveries will at all times be conditioned on Distributor's payment for the Goods or Distributor's performance of any payment terms without default

b.	This contract is based on 16 million cans purchased during the· calendar year 2018 of the eight (8) products in 16 oz. cans listed below. The product mix will be determined from the Distributor's submitted purchase orders:

1.	Citrus Energy
2.	Mango Energy
3.	Lemonade (non-energy)
4.	Black Tea (non-energy)

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5.	Citrus Energy (sugar free)
6.	Mango Energy (sugar free)
7.	Lemonade (non-energy & sugar free)
8.	Black Tea (non-energy & sugar free)

d.	The Distributor acknowledges that to achieve optimum pricing that there are minimum production quantities per product or SKU.

e.	Distributor's Payments

1.	Distributor will deposit 50% of the estimated cost of the initial production run for the Goods with the issuance of the initial Purchase Order. This deposit includes, but is not limited to the can and lid costs, ingredients, raw materials, freight, brokerage fee, Company's margin and copacking fee into a checking account the Company will establish and maintain with Bank of America (the ''Account") within five (5) business days of the Effective Date of this Agreement (the "Deposit''). The Parties will coordinate with each other on wiring instructions of the Deposit into the Account

2.	The initial Purchase Order will be for at least 8 million cans. The subsequent Purchase Orders shall be subject to the same 50% deposit as stated above in Section 2.e.1.

3.	The Company will keep this Account separate from its other operating bank accounts and agrees that this Account will be used solely for this Agreement's manufacturing purposes.

4.	The Company will have full unilateral authority to disburse funds from the Account to vendors, suppliers, copacker and Company solely for the purpose of the production of the Goods and Company's margin on the sale. The Distributor will name an authorized representative of the Distributor and the Company agrees that this representative will have full on-line viewing access to the Account during the manufacturing process and until such time the Account is closed which will be no less than sixty (60) days from final withdrawal.

5.	The Distributor agrees to maintain a positive cash balance in the Account during the manufacturing process based on cash forecasts by the Company.

6.	The Company will provide a cash forecast to the Distributor as of the Effective Date and will provide weekly cash disbursement updates to the Distributor, as well as cash forecasts of funding requirements for the Account.

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7.	Distributor agrees that the full manufacturing cost of the Goods will be funded into Account prior to the manufacturing date, or earlier, as required by the Company's vendors or suppliers.

8.	The Distributor agrees that $.02 USD per can of the Company's margin will be funded to the Company upon Distributor's approval of Final Unit Cost. A margin of $.02 USD per can will be funded to the Company within 30 days of the funding of the initial Company margin by Distributor. The remaining $.01 USD margin will be funded to the Company upon delivery of the Goods to the Distributor's place of business in Laredo, Texas, USA.

9.	It is the responsibility of the Distributor to avoid delays in the in the purchase of ingredients, cans and lids, packing materials, ingredients or other raw materials used in the manufacturing process due to inadequate funds in the Account.

f.	Company shall provide full disclosure on all actual costs, including copies of vendor invoices. Manufacturing prices will be based on actual costs;

g.	Distributor shall be solely responsible for approval in writing of all ingredients for regulatory purposes prior to manufacturing;

After three purchase orders, payment terms will be discussed in good faith by the Company and the Distributor. Any extended terms of payment or any other payment terms must be approved in writing by both Parties.

3.	Security Interest Title to Goods shipped or delivered pursuant to these terms will not pass to Distributor until Company has received full payment for the goods shipped or delivered. Distributor represents and warrants to Company that the Goods sold and delivered under these terms are not inventory for sale in Distributor's business and that Distributor will not sell or attempt to transfer any interest in the goods sold and delivered hereunder before Company has received full payment for such goods. The sale, disposition, or transfer of any interest in goods sold and delivered to Distributor for which full payment has not been received by Company is expressly prohibited. Regardless of the physical location of the goods, Distributor agrees that Company will retain possession and the right to possession of the goods until full payment has been received by Company.

4.	Solvency. Distributor represents by submitting an order that Distributor is not insolvent, as that term is defined in the Colorado Uniform Commercial Code. If Distributor becomes insolvent before delivery of goods, Distributor will notify Company in writing. A failure to so notify Company will be construed as a reaffirmance of Distributor's solvency at the time of delivery.

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SCHEDULE B - COMPANY'S OBLIGATIONS TO DISTRIBUTOR

1.	Company Warrants and Representations.
a.	Company warrants that it has authority necessary or required to perform its obligations under this Agreement; that it is in good standing, to the extent necessary to perform its obligations, with all governmental bodies or agencies, whether of state, federal or local governments, and that it will take such steps and perform such acts as may be necessary to retain such good standing; that it has performed all acts and taken all steps necessary to authorize the execution of this Agreement.

b.	Company hereby represents and warrants to Distributor, that it is the owner of all formulas, processes, specifications, information, materials, trade secrets, trademarks, and logos pursuant to this Agreement (the "Company Materials"), and that the use by a copacker of any or all of the Company Materials, pursuant to the terms of this Agreement, will not infringe upon or violate, in any manner or fashion, the rights of any third party, whether located in the United States or any other part of the world.

c.	Company will engage copacker for the purpose of manufacturing, processing and packaging the beverage products listed on Schedule A attached hereto in accordance with certain formulas and specifications to be provided by the Company upon execution of Agreement and receipt of Deposit.

d.	Company shall maintain and retain accurate records of manufacturing costs, as well as all other records required to be kept by applicable local, state or federal law or as may be reasonably requested by the Distributor.

e.	Company recognizes Distributor's sense of urgency in having the Goods completed in a timely manner and will make all use best efforts to avoid delays in the workflow and manufacturing process. Distributor understands there may be circumstances beyond the control of the Company that may interrupt the manufacturing process which may include but should not be limited to:

i.	Scheduling (time allocated by can/lid and copacker may be reserved).
ii.	Availability of raw materials.

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iii.	Weather conditions (rain, fog, sleet, hail, or any adverse condition).

iv.	Injury, illness, or absence of key talent
v.	"Force majeure" (meaning but not limited to, earthquake, riot, fire or flood.)

2.	Final Unit Pricing
a.	Company will use best efforts to procure final unit cost upon execution of this contract Agreement and receipt of Deposit.

b.	Company shall submit final unit cost to Distributor for approval in writing prior to commencing the manufacturing of Goods.

c.	If Distributor does not approve final unit price within forty-eight (48) hours of receipt of the final unit price from the Company, Distributor has the option to notify the Company that it intends to terminate the Agreement and receive a full refund of its Deposit.

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SCHEDULE C - DISTRIBUTOR'S OBLIGATIONS TO COMPANY

1.	Ingredients
a.	Distributor shall confirm its approval of final unit cost in writing prior to commencing the manufacturing of Goods.

b.	Distributor is responsible to ensure all ingredients comply with the laws of Mexico and indemnify Company against all claims or liability associated with any penalties or fines assessed by the Government of Mexico or any regulatory, policing or trucing authority of the Government of Mexico.

2.	Graphic Art
a.	It is specifically understood and agreed that all labels utilized in connection with the Products, including but not limited to the design, content, wording, drawings and artwork, and label features (the "Labeling Elements") shall be determined by Distributor, and Distributor shall be solely responsible therefor, including but not limited to their compliance with all applicable federal, state and local laws, rules and regulations.

b.	Distributor represents and warrants to Company that, at all times during the Term (i) all Labeling Elements do and will comply with all applicable federal, state and local laws, rules and regulations (i.e. COFEPRIS), and (ii) Distributor is and will be the exclusive owner of, or will have the enforceable license or right to use, any and all designs, logos, trademarks (registered or unregistered), service marks, trade names and trade dress (collectively, the "Marks") included within the Labeling Elements. Distributor further represents and warrants to Company that, at all times during the Term, Distributor has and shall have all requisite right, power and authority to use the Labeling Elements pursuant hereto, shall not violate or infringe upon any copyright, proprietary right or other right of any third party.

c.	Distributor shall provide Company with all Labeling Elements necessary for manufacturing and packaging the Products in accordance with all mutually agreed upon specifications within ten (10) days of Effective date, all of which will be the sole property of Distributor and will be returned to Distributor by Company upon the expiration or termination of this Agreement

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Distributor fully understands that any delay in providing Labeling Elements could adversely affect the manufacturing schedule.

Distributor:

CBD ALIMENTOS SA de CV

By: /s/ Yolanda Anaya Ponce

Name: Yolanda Anaya Ponce

Title: Legal Representative

  Company:

Rocky Mountain High Brands, Inc.

By: /s/ Michael R. Welch

Name: Michael R. Welch

Title: President and CEO

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